SECURITIES PURCHASE AGREEMENT



          This SECURITIES PURCHASE AGREEMENT, dated as of September 18, 2001 (this "Agreement"), by and between eMagin Corporation, a Delaware corporation with principal executive offices located at 2070 Route 52, Hopewell Junction, NY 12533 (the "Company"), and SK Corporation, a corporation organized under the laws of the Republic of Korea with principal executive offices located at 99 Seorin-dong, Jongro-gu, Seoul 110-110, Korea ("Buyer").

          WHEREAS, Buyer desires to purchase from the Company, and the Company desires to issue and sell to Buyer, upon the terms and subject to the conditions of this Agreement, (i) the Company's 4% Convertible Debentures in the aggregate principal amount of $3,000,000, in the form attached hereto as Exhibit A (the "Debentures") and (ii) Common Stock Purchase Warrants in the form attached hereto as Exhibit B to purchase 205,479 shares of Common Stock (as defined below) (collectively, the "Warrants");

          WHEREAS, upon the terms and subject to the conditions set forth in the Debentures, the Debentures are convertible into shares of the Company's common stock, par value $.001 per share (the "Common Stock"); and

          WHEREAS, the Warrants, upon the terms and subject to the conditions specified in the Warrants, will be exercisable for a period of three (3) years;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.        Purchase and Sale of the Debentures and Warrants

          A. Transaction. Buyer hereby agrees to purchase from the Company, and the Company has offered and hereby agrees to issue and sell to Buyer in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Debentures and the Warrants.

          B. Purchase Price; Form of Payment. The purchase and sale of the Debentures and Warrants shall take place at the offices of SK Corporation, 110 East 55th Street, New York, New York, at 10:00 a.m., on September 18, 2001, or at such other time and place as the Company and the Buyer mutually agree upon, orally or in writing (which time and place are designated as the "Closing Date"). On the Closing Date, the Company shall deliver to the Buyer a certificate(s) representing (i) Three Million Dollars ($3,000,000) face amount of the Debentures (the "Debentures") and (ii) the Warrants, such certificate(s) entitling the Buyer to all rights and privileges assigned to such Debentures and Warrants under this Agreement, in consideration for

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the payment on the Closing Date by the Buyer to the Company of Three Million
Dollars ($3,000,000) (the "Purchase Price") by wire transfer to an account designated by the Company.

          Concurrently with the execution of this Agreement, the parties hereto shall have entered into the Registration Rights Agreement substantially in the form of Exhibit C attached hereto (the "Registration Rights Agreement").

II.       Buyer's Representations and Warranties

          Buyer represents and warrants to and covenants and agrees with the Company as follows:

          A. Buyer is purchasing the Debentures, the Warrants, the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"), the Common Stock, if any, issuable in payment of interest on the Debentures (the "Interest Shares"), and the Common Stock issuable upon conversion of the Debentures (the "Conversion Shares" and, collectively with the Debentures, the Warrants, the Warrant Shares and the Interest Shares, the "Securities") for its own account, for investment purposes only and not with a view towards or in connection with the public sale or distribution thereof in violation of the Securities Act.

          B. Buyer (i) is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, (ii) is experienced in making investments of the kind contemplated by this Agreement, (iii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities,
(iv) is capable, by reason of its business and financial experience, of evaluating the relative merits and risks of an investment in the Securities, and
(v) is able to afford the loss of its investment in the Securities. Buyer understands that its investment in the Securities involves a high degree of risk.

          C. Buyer understands that the Securities are being offered and sold by the Company in reliance on an exemption from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, and that the Company is relying upon the accuracy of, and Buyer's compliance with, Buyer's representations, warranties and covenants set forth in this Agreement to determine the availability of such exemption and the eligibility of Buyer to purchase the Securities;

          D. Buyer understands that the Securities have not been approved or disapproved by the Securities and Exchange Commission (the "Commission") or any state securities commission.

          E. This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally

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and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws.

          F. Neither Buyer nor its affiliates nor any person acting on its or their behalf has the intention of entering, or will enter into any put option, short position or other similar instrument or position with respect to the Common Stock, and neither Buyer nor any of its affiliates nor any person acting on its or their behalf will use at any time shares of Common Stock acquired pursuant to this Agreement to settle any put option, short position or other similar instrument or position that may have been entered into prior to the execution of this Agreement.

          G. Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company.

          H. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

          I. Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to the Company an opinion of counsel, in form and substance reasonably acceptable to the Company to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Buyer provides the Company with an assurance (which assurance shall be acceptable to the Company in its reasonable discretion and shall include, without limitation, an opinion of counsel in form and substance reasonably acceptable to the Company) that such Securities could then be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

          J. Buyer understands that as of the date of this Agreement, the Securities are subject to a one-year holding period during which time the Securities may not be sold, transferred or otherwise disposed without the written consent of the Company.

          K. (a) To Buyer's knowledge, the execution, delivery and performance by the Buyer of this Agreement and each of the other documents to which it is a party contemplated

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hereby and the consummation of the transactions contemplated hereby and thereby do not and will not contravene (x) any United States federal, state or local law, statute, rule, regulation, order, writ, decree or permit of any governmental authority and (y) any rule or listing requirement of The American Stock Exchange, Inc. (collectively "Applicable Law"). To the Buyer's knowledge the execution, delivery and performance by the Buyer of each of this Agreement and each of the other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby (i) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract to which the Buyer is party or by which the Buyer is bound or to which any of its assets is subject, except for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or the other documents contemplated hereby, and (ii) will not conflict with or violate any provision of the certificate of formation or operating agreement or other governing documents of the Buyer.

          (b) No consent, authorization or order of, or filing or registration with, any governmental authority or other person or entity is required to be obtained or made by the Buyer for the execution, delivery and performance of any of this Agreement and each of the other documents to which it is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and each of the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby.

          L. Buyer is not itself, and no part of the assets used or to be used by it to purchase and/or hold the Securities, or any interest therein, constitute assets of an employee benefit plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or a plan which is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets include "plan assets" by reason of any such employee benefit plan's or plan's investment in such entity.

          M. Buyer, and each subsequent holder of the Securities, covenants that it will not transfer or dispose of the Securities to be purchased by it or any interest therein to any Person unless such Person shall (a) make all warranties and representations of Buyer contained in Section II hereof and (b) assume all covenants of Buyer contained in this Section II.M. in a written instrument delivered to and reasonably satisfactory to the Company, provided however that the restrictions of this Section II.M. shall not apply to any public sale or other transfer made through a national securities exchange, including without limitation, the American Stock Exchange.


III.      The Company's Representations

          The Company represents and warrants to Buyer that:

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          A.       Capitalization.

          1. The authorized capital stock of the Company consists solely of: (x) 100,000,000 shares of Common Stock, of which 25,085,145 shares are issued and outstanding on the date hereof; and (y) 10,000,000 shares of preferred stock, none of which are issued and outstanding. As of the date hereof, the Company has outstanding stock options to purchase 3,524,018 shares of Common Stock at an average priced of $2.73, and warrants outstanding to purchase 749,896 shares of Common Stock at an average priced of $3.35. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal securities laws.

          2. The Conversion Shares, the Interest Shares and the Warrant Shares have been duly and validly authorized and reserved for issuance by the Company, and] when issued by the Company upon conversion of, or in lieu of cash interest on, the Debentures and on exercise of the Warrants will be duly and validly issued, fully paid and nonassessable and will not subject the holder thereof to personal liability by reason of being such holder.

          3. Except as disclosed in the reports, registration statements and other filings, and all supplements and amendments thereto made by the Company with the SEC under the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") (the "SEC Filings") or on Schedule III.A.3. hereto, there are no preemptive, subscription, "call," right of first refusal or other similar rights to acquire any capital stock of the Company or any of its Subsidiaries or other voting securities of the Company that have been issued or granted to any person.

          4. Schedule III.A.4. hereto or the SEC Filings list all the subsidiaries of the Company (the "Subsidiaries"). Except as disclosed on
Schedule III.A.4. hereto, in the SEC Filings or as would not reasonably be expected to have a Material Adverse Effect (as defined below), the Company does not own or control any interest in any other corporation, partnership, limited liability company, unincorporated business organization, association, trust or other business entity.

          B.       Organization; Reporting Company Status.

          1. Each of the Company and the Subsidiaries is a corporation duly organized, and validly existing and in good standing under the laws of the state or jurisdiction in which it is incorporated and is duly qualified as a foreign corporation in all jurisdictions in which the failure so to qualify would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement (a "Material Adverse Effect").

          2. The Company has registered the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Common Stock is listed and traded on the American Stock Exchange ("Amex") and, except as set forth on Schedule III.B.2 or the SEC Filings, the Company has not received any notice regarding, and to


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
its knowledge there is no threat of, the termination or discontinuance of the eligibility of the Common Stock for such listing.

          C. Authorization. The Company (i) has duly and validly authorized and reserved for issuance 100,000,000 shares of Common Stock, which is a number sufficient for the issuance of the Conversion Shares, Interest Shares and Warrant Shares in full, and (ii) at all times from and after the date hereof shall have a sufficient number of shares of Common Stock duly and validly authorized and reserved for issuance of the Conversion Shares, Interest Shares and Warrant in full. Schedule III.C. hereto and the SEC Filings set forth (i) all issuances and sales by the Company since December 31, 2000 of its capital stock, and other securities convertible into or exercisable or exchangeable for capital stock of the Company, (ii) the amount of such securities sold, including the amount of any underlying shares of capital stock, (iii) the purchaser thereof, and (iv) the amount paid therefor.

          D. Authority; Validity and Enforceability. The Company has the requisite corporate power and authority to perform its obligations under the Debentures and the Warrants and to enter into the Documents (as hereinafter defined) and to perform all of its obligations hereunder and thereunder (including the issuance, sale and delivery to Buyer of the Securities). The execution, delivery and performance by the Company of the Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Each of the Documents has been duly and validly executed and delivered by the Company and each Document constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and except as rights to indemnity and contribution may be limited by federal or state securities laws or the public policy underlying such laws. The Securities have been duly and validly authorized for issuance by the Company and, when executed and delivered by the Company, will be valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally. For purposes of this Agreement, the term "Documents" means (i) this Agreement; (ii) the Registration Rights Agreement;
(iii) the Debentures; and (iv) the Warrants.

          E. Validity of Issuance of the Securities. The Debentures and Warrants as of the Closing Date, and the Conversion Shares, the Interest Shares and the Warrant Shares upon their issuance in accordance with the Debentures and the Warrants, respectively, will be validly issued and outstanding, fully paid and nonassessable, and, except as otherwise disclosed in the SEC Filings, not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along rights or other similar rights.

          F. Non-contravention. Except as set forth on Schedule III.F., the SEC Filings or as would not reasonably be expected to have a Material Adverse Effect, the execution and delivery by the Company of the Documents, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated hereby and thereby do


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not, and compliance with the provisions of this Agreement and other Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien (as defined in Section III.T.) upon any of the material properties or assets of the Company or any of its Subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, or other agreement, instrument or permit applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) any Applicable Law (as defined in Section II.J.) applicable to, or any judgment, decree or order of any court or government body having jurisdiction over, the Company or any of its Subsidiaries or their respective properties or assets.

          G. Approvals. No authorization, approval or consent of any court or public or governmental authority is required to be obtained by the Company for the issuance and sale of the Debentures or the Warrants (or the Conversion Shares, the Interest Shares or Warrant Shares) to Buyer as contemplated by this Agreement, except such authorizations, approvals and consents as have been obtained by the Company prior to the date hereof.

          H. Commission Filings. The Company has properly and timely filed with the Commission all reports, proxy statements, forms and other documents required to be filed with the Commission under the Securities Act and the Exchange Act since July 1, 1998 (the "Commission Filings"). As of their respective dates, (i) the Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Commission Filings, and (ii) none of the Commission Filings contained at the time of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The financial statements of the Company included in the Commission Filings, as of the dates of such documents, were true and complete in all material respects and complied with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except in the case of unaudited statements permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate are not material and to any other adjustment described therein).

          I. Absence of Litigation. Except as set forth on Schedule III.I. or as would not reasonably be expected to have a Material Adverse Effect, there are
(i) no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) no judgments, decrees, injunctions or orders of any court or other governmental entity or arbitrator outstanding against the Company or any Subsidiary.

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          J. Absence of Events of Default. Except as set forth in Schedule
III.J. or as would not reasonably be expected to have a Material Adverse Effect, no "Event of Default" (as defined in any agreement or instrument to which the Company is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing.

          K. Financial Statements. Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject, in the case of the interim Financial Statements, to normal year end adjustments and the absence of footnotes), and fairly presents the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For purposes hereof, December 31, 2000 is hereinafter referred to as the "Balance Sheet Date". For the purposes of this
Section III.K., the term "Financial Statements" means (i) audited balance sheet of the Company and the Subsidiaries as at December 31, 2000, 1999, and 1998, respectively, and the related audited statements of income, changes in stockholders' equity and cash flows for the three fiscal years ended December 31, 2000, 1999, and 1998 including the related notes and schedules thereto and
(ii) unaudited balance sheets of the Company and the Subsidiaries and the statements of income, changes in stockholders' equity and cash flows as at the end of and for each fiscal quarter ended since December 31, 2000 including the related notes and schedules thereto and all management letters, if any, from the Company's independent auditors relating to the dates and periods covered by the Financial Statements.

          L. Compliance with Laws; Permits. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all laws, regulations, codes and statutes (collectively, "Laws") applicable to it or to the conduct of its business. The Company possesses all material permits, approvals, authorizations, licenses, certificates and consents from all public and governmental authorities which are necessary to conduct its business.

          M. Related Party Transactions. Except as set forth on Schedule III.M. hereto or in the Commission Filings, neither the Company nor any of its officers, directors or "Affiliates" (as such term is defined in Rule 12b-2 under the Exchange Act) nor any family member of any officer, director or Affiliate of the Company has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Company or any of the Subsidiaries. Except as set forth on Schedule III.M. hereto or in the Commission Filings, neither the Company nor any of its officers, directors or Affiliates nor any family member of any officer, director or Affiliate of the Company (i) owns any direct or indirect interest constituting more than a 1% equity (or similar profit participation) interest in, or controls or is a director, officer, partner, member or employee of, or consultant or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is (x) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary, (y) engaged in a business related to the business of the Company or any Subsidiary, or (z) a participant in any transaction to which the Company or any Subsidiary is a party or (ii) is a party to any contract, agreement, commitment or other arrangement with the Company or any Subsidiary.

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          N. Insurance. Each of the Company and the Subsidiaries maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance that is adequate and consistent with industry standards and the Company's historical claims experience. None of the Company or the Subsidiaries has received notice from, and none of them has knowledge of any claim by, any insurer (that has issued any insurance policy to the Company or any Subsidiary) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

          O. Securities Law Matters. Assuming the accuracy of the representations and warranties of Buyer set forth in Article II hereof, the offer and sale by the Company of the Securities is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations of the Commission thereunder. No form of general solicitation or advertising has been used or authorized by the Company or any of its officers, directors or Affiliates in connection with the offer or sale of the Debentures and the Warrants (and the Conversion Shares, the Interest Shares and the Warrant Shares) as contemplated by this Agreement or any other agreement to which the Company is a party.

          P. Environmental Matters. Except as set forth on Schedule III.P. hereto, the Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. The Company has not caused or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in violation of any of the material applicable Environmental Laws (as defined below) in connection with the operation of its business or otherwise. For the purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. For purposes of this Agreement, the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under the Environmental Laws.

          Q. Labor Matters. Except as reflected in the Commission Filings or
Schedule III.Q, neither the Company nor any of the Subsidiaries is party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to any employees of the Company or any Subsidiary. Except as reflected in the Commission Filings no employees of the Company or any of the Subsidiaries are represented by any labor organization and none of such employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company's knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. Except as reflected in the Commission Filings, there are no (i) strikes, work stoppages, lockouts or arbitrations or (ii) material

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grievances or other material labor disputes pending or, to the knowledge of the
Company, threatened against or involving the Company or any of the Subsidiaries. Except as reflected in the Commission Filings, there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries.

          R. ERISA Matters. Except as reflected in the Commission Filings, all Plans maintained by the Company or any of its Subsidiaries and ERISA Affiliates are listed in Schedule III.R. and copies of all documentation relating to such Plans (including, but not limited to, to the extent applicable, copies of written Plans, summary plan descriptions, trust agreements, the three most recent annual returns, and IRS determination letters) have been delivered to or made available for review by the Buyer. Each Plan has at all times been maintained and administered in all material respects in accordance with its terms and the requirements of applicable law, including ERISA and the Code, except for any failures to so maintain or administer a Plan that would not, individually or in the Aggregate, reasonably be expected to result in a Material Adverse Effect. Each Plan intended to qualify under section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service, or is within the remedial amendment period under
Section 401(b) of the Code for submitting an application for any such determination letter, and nothing has occurred that would reasonably be expected to adversely affect any such determination letter or opinion letter, since the date thereof, or the refusal of the Internal Revenue Service to issue any such determination letter. No Reportable Event has occurred, been waived or exists as to which the Company or any of its Subsidiaries and ERISA Affiliates was required to file a report with the PBGC that would reasonably be expected to result in a Material Adverse Effect. The present value of all liabilities under each Pension Plan (based on those assumptions used to fund such Plans) listed in
Schedule III.R. did not, as of the most recent annual valuation date applicable thereto, exceed the value of the assets of such Pension Plan by an amount that would reasonably be expected to result in a Material Adverse Effect. None of the Company, its Subsidiaries and ERISA Affiliates has incurred, or reasonably expects to incur, any Withdrawal Liability with respect to any Multi-employer Plan that would reasonably be expected to result in a Material Adverse Effect. None of the Company, its Subsidiaries and ERISA Affiliates has received any notification that any Multi-employer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multi-employer Plan is reasonably expected to be in reorganization or termination where such reorganization or termination has resulted or would reasonably be expected to result in increases to the contributions required to be made to such Plan by an amount that would reasonably be expected to result in a Material Adverse Effect. No direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any of its Subsidiaries under Title IV of ERISA to any party with respect to any Plan, or with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate. Neither the Company nor any of its Subsidiaries and ERISA Affiliates has incurred any liability for any tax imposed under sections 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA that would, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. No suit, action or other litigation or any other claim which would reasonably be expected to result in a Material Adverse Effect (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought or, to the knowledge of the Company, threatened against or with respect to any Plan and there are no facts or circumstances known to the Company or any of its Subsidiaries or ERISA Affiliates that could reasonably be expected to give rise to any such suit, action or other litigation. All contributions to Plans that were required to be made prior to the date hereof under such Plans have been made, and all benefits accrued under any unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Plans are as disclosed in Schedule III.R.

          As used in this Agreement:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under section 414 (a) and (b) of the Code.

          "Multi-employer Plan" means a multi-employer plan as defined in section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "Pension Plan" means any pension plan (other than a Multi-employer
Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code that is maintained for employees of the Company or any of its Subsidiaries, or any ERISA Affiliate.

          "Plan" means any material bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, day or dependent care, legal services, cafeteria, life, health, accident, disability, or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA, including any Pension Plan, but excluding any Multi-employer Plan.

          "Reportable Event" means any reportable event as defined in section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan.

          "Withdrawal Liability" means liability to a Multi-employer Plan as a result of a complete or partial withdrawal from such Multi-employer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

          S.       Tax Matters.

          1. The Company has filed all material Tax Returns which it is required to file under applicable Laws; all such material Tax Returns are true and accurate in all material respects and have been prepared in, in each case, in all material respects, compliance with all applicable Laws; the Company has paid all material Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authorities all material Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since the Balance Sheet Date, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are in the aggregate adequate to cover any material Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

          2. No material written claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by such jurisdiction with respect to a taxable year that remains open. There are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company. The Company (A) has not executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; and (B) has not agreed to or is required to make any adjustments pursuant to section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, in each case, with respect to a taxable year or period for which any amount of taxes may remain due by the Company after the Closing Date. The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

          3. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law). The Company is not a party to any tax sharing agreement. The Company has not made any payments, is not obligated to make payments and is not a party to an agreement that could obligate it to make any payments that would not be deductible under section 280G of the Code.

          As used in this Agreement:

          "IRS" means the United States Internal Revenue Service.

          "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

          "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

          T. Property. Except as set forth on Schedule III.T. or the Commission Filings, or as would not reasonably be expected to have a Material Adverse Effect, each of the Company and the Subsidiaries has good title to all of its assets and properties material to the conduct of its business, free and clear of any material liens, pledges, security interests, claims, encumbrances or other restrictions (collectively, "Liens"). With respect to any assets or properties it leases, each of the Company and its Subsidiaries holds a valid and subsisting leasehold interest therein, free and clear of any Liens, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease. All of the assets and properties of the Company and its Subsidiaries that are material to the conduct of business as presently conducted or as proposed to be conducted by it are in good operating condition and repair.

          U. Intellectual Property. Except as would not have a Material Adverse Effect, the Company owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as now being conducted. Except as set forth on Schedule III.U. or as would not reasonably be expected to have a Material Adverse Effect (and other than "shrink-wrap" or "click-wrap" license agreements or license agreements relating to "off-the-shelf" software), the Company has right, title and interest in all of the Intangibles, free and clear of Liens. To the best knowledge of the Company, the Company is not infringing upon or in conflict with any right of any other person with respect to any Intangibles. Except as disclosed on Schedule III.U. hereto or as would not reasonably be expected to have a Material Adverse Effect, (i) to the best knowledge of the Company no claims have been asserted by any individual, partnership, corporation, unincorporated organization or association, limited liability company, trust or other entity (collectively, a "Person") contesting the validity, enforceability, use or ownership of any owned Intangibles, and (ii) neither the Company nor the Subsidiaries has any knowledge of infringement or misappropriation of the owned Intangibles by any third party. The Company has, and will continue to maintain and protect, its rights under the Intangibles necessary to create, use, or commercialize micro-display related technology as long as it is in the business of creating, using or commercializing micro-display related technology.

          V. Contracts. All contracts, agreements, notes, instruments, franchises, leases, licenses, commitments, arrangements or understandings, written or oral (collectively,

"Contracts") which are material to the business and operations of the Company and the Subsidiaries are in full force and effect and constitute legal, valid and binding obligations of the Company and the Subsidiaries and, to the knowledge of the Company, the other parties thereto; the Company and the Subsidiaries and, to the knowledge of the Company, each other party thereto, have performed in all material respects all obligations required to be performed by them under the Contracts, and no material violation or default exists in respect thereof, nor any event that with notice or lapse of time, or both, would constitute a default thereof, on the part of the Company and the Subsidiaries or, to the knowledge of the Company, any other party thereto; and the validity and effectiveness of all Contracts will not be materially adversely affected by the transactions contemplated by this Agreement.

          W. Investment Company Act. Neither the Company nor any of the Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), nor is the Company nor any of the Subsidiaries directly or indirectly controlled by or acting on behalf of any Person which is an "investment company" within the meaning of the Investment Company Act.

IV.       Certain Covenants and Acknowledgments

          A. Restrictive Legend. Buyer acknowledges and agrees that, upon issuance pursuant to this Agreement, the Securities (including any Interest Shares, Conversion Shares or the Warrant Shares) shall have endorsed thereon a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Interest Shares, the Warrant Shares and the Conversion Shares until such legend has been removed):

     "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.


     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED SEPTEMBER __, 2001, BETWEEN THE ISSUER OF THE SECURITIES AND THE STOCKHOLDER A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

          The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for sale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurances (including, without limitation, an opinion of counsel in form and substance reasonably acceptable to the Company) that the Securities can be sold pursuant to Rule 144.

          B. Filings. The Company shall make all necessary Commission Filings and "blue sky" filings required to be made by the Company in connection with the sale of the Securities to Buyer as required by all Applicable Law, and shall provide a copy thereof to Buyer promptly after such filing.

          C. Reporting Status. So long as Buyer beneficially owns any of the Securities, the Company shall use its reasonable efforts to timely file all reports required to be filed by it with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

          D. Listing. Except to the extent the Company lists its Common Stock on another public exchange, including, without limitation The New York Stock Exchange or The Nasdaq Stock Market, the Company shall use its commercially reasonable efforts to maintain its listing of the Common Stock on Amex. If the Common Stock is delisted from Amex, the Company will use its reasonable best efforts to list the Common Stock on the most liquid national securities exchange or quotation system that the Common Stock is qualified to be listed on.

          E. Reserved Conversion Shares. The Company at all times from and after the date hereof shall have such number of shares of Common Stock duly and validly authorized and reserved for issuance as shall be sufficient for the conversion in full of, and the payment of interest on, the Debentures and the exercise in full of the Warrants. The Company shall, not later than five (5) Business Days after its receipt of the Conversion Notice (as defined in the Debentures), issue and deliver the requisite shares of Common Stock Issued at Conversion (as defined in the Debentures), according to the terms of the Debentures.

          F. Information. Each of the parties hereto acknowledges and agrees that Buyer shall not be provided with, nor be given access to, any material non-public information relating to the Company or any of the Subsidiaries.

          G. Accounting and Reserves. The Company shall maintain a standard and uniform system of accounting and shall keep proper books and records and accounts in which full, true and correct entries shall be made of its transactions, all in accordance with GAAP applied on a consistent basis through all periods, and shall set aside on such books for each fiscal year all such reserves for depreciation, obsolescence, amortization, bad debts and other purposes in connection with its operations as are required by such principles so applied.

          H.       Adjustment.

          1. In the event that at any time on or prior to December 31, 2001, the Company shall have entered into a binding agreement to issue and sell to an Interested Third Party (as defined below) any debenture convertible into shares of the Company's Common Stock or other securities convertible into shares of the Company's Common Stock where (i) conversion price is lower than the Conversion Price (as defined in the Debenture), (ii) interest rate is higher than 4%, and/or (iii) the Interested Third Party receives terms and conditions equal to or better than the Debenture, the Company shall inform Buyer of such terms and shall offer to modify the Documents to provide the same terms to Buyer.

          2. For the purposes of this IV.H, an "Interested Third Party" shall mean any third party with which the Company concludes a technology transfer agreement in conjunction with the binding agreement referred to above.

V.        Delivery Instructions

          A. On or prior to the Closing Date, the Company shall deposit the Debentures, fully executed by the Company, to the depository account # 202755 of Korea Securities Depository with the Bank of New York, One Wall Street, New York, New York 10256. On the Closing Date, the Company shall (i) provide documentary evidence issued by the Bank of New York evidencing the receipt of the Debentures and (ii) fully execute and deliver to Buyer the Warrants.

          B. On or prior to the Closing Date, Buyer shall deposit an amount equal to the Purchase Price to an account with SK Securities Co. Ltd., 23-10, Yoido-dong, Youngdungpo-gu, Seoul 150-010, Korea and instruct SK Securities Co. Ltd. that such amount deposited by Buyer with SK Securities Co. Ltd. be deposited to account number 085-80567-3 of the Company with HSBC Bank USA, 1941 Route 52, Hopewell Junction, New York12533 (ABA Routing Number 021001088) upon the closing of the transactions contemplated by this Agreement and the satisfaction by the Company of the conditions set forth herein. Buyer shall confirm such instruction in writing to the Company and to White & Case LLP or to them by facsimile to the facsimile numbers shown in XVII A. On the Closing Date, Buyer shall fully execute and deliver to the Company this Agreement and the Registration Rights Agreement.

          C. If for any reason the Company does not receive the Purchase Price by the date set forth in VIII B., the Debentures shall be deemed nullified and Buyer shall, upon the close of business in New York of such date, instruct the Bank of New York to return the document evidencing the Debentures to the Company within two days of such instruction.

VI.       Conditions to the Company's Obligations

          Buyer understands that the Company's obligation to sell the Debentures on the Closing Date to Buyer pursuant to this Agreement is (subject to the Company's right to waive, in its sole discretion, any or all of the following conditions) conditioned upon:

          A. Delivery by Buyer to the Company of the Purchase Price;

          B. Except as would not reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement, the accuracy on the Closing Date of the representations and warranties of Buyer contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by Buyer in all material respects on or before the Closing Date of all covenants and agreements of Buyer required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confirmed to the Company by delivery of the certificate of an officer of the Buyer to that effect; and

          C. There shall not be in effect any Applicable Law or order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement.

VII.      Conditions to Buyer's Obligations

          The Company understands that Buyer's obligation to purchase the Debentures and the Warrants on the Closing Date pursuant to this Agreement is (subject to the Buyer's right to waive, in its sole discretion, any or all of the following conditions) conditioned upon:

          A. Delivery by the Company to the Buyer of the Debentures and the Warrant to be purchased by Buyer pursuant to this Agreement;

          B. Except as would not reasonably be expected to have a Material Adverse Effect, the accuracy on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date (except for representations and warranties which, by their express terms, speak as of and relate to a specified date, in which case such accuracy shall be measured as of such specified date) and the performance by the Company in all respects on or before the Closing Date of all covenants and agreements of the Company required to be performed by it pursuant to this Agreement on or before the Closing Date, all of which shall be confirmed to Buyer by delivery of the certificate of the chief executive officer or chief financial officer of the Company to that effect;

          C. Delivery by the Company of irrevocable instructions to the Company's transfer agent to reserve 2,549,229 shares of Common Stock for issuance of the Conversion Shares and the Warrant Shares and delivery to Buyer on the Closing Date of a copy of such instructions ;

          D. There not having occurred since the date hereof any event or development, and there being in existence no condition, having a Material Adverse Effect;

          E. There shall not be in effect any Applicable Law, order, ruling, judgment or writ of any court or public or governmental authority restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement; and

          F. The Company shall have obtained all material consents, approvals or waivers from governmental authorities and third persons necessary for the execution, delivery and performance of the Documents and the transactions contemplated thereby.

          H.       Transfer Restriction.

          1. Until the first 1st anniversary of the Closing Date, the Buyer agrees (i) not to directly or indirectly offer, sell, pledge, hypothecate or purchase any right or option with respect to, or otherwise transfer any of the Debentures, the Warrants or the Securities (collectively, the "Subject Securities") or to enter into any transaction (including, without limitation, any short sale or purchase or sale of any derivative security) which results in the economic equivalent of a transfer of all or any part of the Subject Securities (each a "Transfer"), and (ii) not to agree to Transfer any of the Subject Securities. For the purposes of this Section V.H. of this Agreement, the term "Subject Securities" shall be deemed to include all securities issued in respect of the Subject Securities by way of dividend, merger, reclassification, recapitalization, distribution or otherwise. Any attempted Transfer of any Subject Securities in violation of this Section V.H. shall be null and void ab initio and of no force and effect. The Buyer acknowledges that the Company may refuse to Transfer any Subject Securities which are attempted to be Transferred in violation of this Section V.H.

          2. Notwithstanding anything to the contrary set forth herein, the Buyer may always Transfer the Subject Securities to a wholly owned subsidiary of Buyer which agrees in writing for the benefit of the Company to become bound by the provisions of this Section V.H.

VIII.     Termination


          A. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, for any reason and at any time prior to the Closing Date, by the mutual written consent of the Company and Buyer.

          B. Termination by the Company or Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Company or Buyer if (i) the Closing shall not have occurred at or prior to 5:00 p.m., New York City time, on September 30, 2001 (the "Latest Closing Date"); provided, however, that the right to terminate this Agreement pursuant to this Section VIII.B. shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or has resulted in the failure of the Closing to occur at or before such time and date.

          C. Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by Buyer at any time prior to the Closing Date, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement,
(ii) there shall have been a material breach by the Company of any representation or warranty made by it in this Agreement, (iii) there shall have occurred any event or development, or there shall be in existence any condition, having a Material Adverse Effect, (iv) the Company shall have failed to satisfy the conditions provided in Article VII hereof or (v) the Company shall have made a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation , winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization.

          D. Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by the Company at any time prior to the Closing Date, if (i) Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement or (ii) there shall have been a material breach by Buyer of any representation or warranty made by it in this Agreement.

          E. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Articles [IX and] XVIII, and this Section VIII.E shall survive any such termination; provided, however, that no party shall be released from any liability hereunder if this Agreement is terminated and the transactions contemplated hereby abandoned by reason of (i) willful failure of such party to perform its obligations hereunder or (ii) any misrepresentation made by such party of any matter set forth herein.

IX.       Survival; Indemnification

          A. For a period of one year from the date hereof, the representations, warranties and covenants made by each of the Company and Buyer in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement or otherwise, whether at law or in equity, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date.

          B. The Company hereby agrees to indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, partners and members (collectively, the "Buyer Indemnitees") from and against any and all actual losses, claims, damages, judgments, penalties, liabilities and deficiencies (collectively, "Losses") and agrees to reimburse Buyer Indemnitees for all out of-pocket expenses (including the fees and expenses of legal counsel), in each case promptly as incurred by Buyer Indemnitees and to the extent arising out of or in connection with:

          1. any material misrepresentation, breach of any of the Company's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto; or

          2. any failure by the Company to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by the Company pursuant to this Agreement or the other Documents;

          provided, however that the Buyer Indemnitees shall bear the first $50,000 of any Loss actually incurred, and, provided further, that to the extent the amount of any Loss exceeds such amount, the Buyer Indemnitees shall be entitled to recover only the amount in excess of that amount, and provided further, that the Company shall under no circumstances be liable for any amount over the net proceeds actually received by it pursuant to this Agreement.

          C. Buyer hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees") from and against any and all actual Losses, and agrees to reimburse the Company Indemnitees for all out-of-pocket expenses (including the fees and expenses of legal counsel) in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with:

          1. any material misrepresentation, omission of fact or breach of any of Buyer's representations or warranties contained in this Agreement or the other Documents, or the annexes, schedules or exhibits hereto or thereto or any instrument, agreement or certificate entered into or delivered by Buyer pursuant to this Agreement or the other Documents; or

          2. any failure by Buyer to perform in any material respect any of its covenants, agreements, undertakings or obligations set forth in this Agreement or the other Documents or any instrument, certificate or agreement entered into or delivered by Buyer pursuant to this Agreement or the other Documents;

          provided, however that the Company Indemnitees shall bear the first $50,000 of any Loss actually incurred, and, provided further, that to the extent the amount of any Loss exceeds such amount, the Company Indemnitees shall be entitled to recover only the amount in excess of that amount.

          D. Promptly after receipt by either party hereto seeking indemnification pursuant to this Article IX (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this
Article IX is being sought (the "Indemnifying Party") of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights or defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (y) the Indemnified Party and the Indemnifying Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x), (y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

X.        Governing Law

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state.

XI.       Submission to Jurisdiction

          Each of the parties hereto consents to the non-exclusive jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and the other Documents. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum or improper venue to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. Each party hereto irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such courts by the mailing of copies of such process by certified or registered airmail at its address specified in Article XVII. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

XII.      Waiver of Jury Trial

          TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND OTHER DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

XIII.     Counterparts; Execution

          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

XIV.      Headings

          The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

XV.       Severability

          In the event any one or more of the provisions contained in this Agreement or in the other Documents should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

XVI.      Entire Agreement; Remedies, Amendments and Waivers

          This Agreement and the Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

XVII.     Notices

          Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally or by overnight courier service, or, if mailed, three (3) days after the date of deposit in the United States mails, as follows:

          A.   if to the Company, to:

               eMagin Corporation
               2070 Route 52
               Hopewell Junction, NY  12533
               Attention:  Gary W. Jones
               (845) 892-1900
               (845) 892-1901 (Fax)

               with a copy to:

               White & Case LLP
               1155 Avenue of the Americas
               New York, NY  10036-2787
               Attention:  S. Ward Atterbury, Esq.
               (212) 819-8831
               (212) 354-8113 (Fax)

          B.   if to Buyer, to:

               SK Corporation
               99 Seorin-dong, Jongro-ku
               Seoul, 110-110, Korea
               Attention: Man Soo Kim
               (822) 2259-2288
               (822) 2259-2123 (Fax)
               with a copy to:
               SK Corporation
               99 Seorin-dong, Jongro-ku
               Seoul, 110-110, Korea
               Attention: General Counsel
               (822) 2121-5770
               (822) 2121-5797 (Fax)

          The Company or Buyer may change the foregoing address by notice given pursuant to this Article XVII.

XVIII.    Confidentiality

          Each of the Company and Buyer agrees to keep confidential and not to disclose to or use for the benefit of any third party the terms of this Agreement or any other information which at any time is communicated by the other party as being confidential without the prior written approval of the other party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law (including, without limitation, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act).

XIX.      Assignment

          This Agreement shall not be assignable by either of the parties hereto prior to the Closing without the prior written consent of the other party, and any attempted assignment contrary to the provisions hereby shall be null and void.

XX.       Finder's Fees.

          Buyer agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which Buyer or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Buyer from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible




          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement on the date first above written.


                               eMagin Corporation


                               By:
                                  ----------------------------------------------
                                  Name: Gary W. Jones
                                  Title:  Chief Executive Officer





                               SK Corporation


                               By:
                                  ----------------------------------------------
                                  Name:
                                  Title:

                                    EXHIBIT A

                        [See Attached Form of Debenture]

                                    EXHIBIT B

                  [See attached Form of Stock Purchase Warrant]

                                    EXHIBIT C

                  [See attached Registration Rights Agreement]

                                    SCHEDULES



SCHEDULE III.A.3:  Preemptive rights - None

SCHEDULE III.A.4: Subsidiaries - Virtual Vision, Inc. (Delaware).

SCHEDULE III.B.2: Listing Notices - None

SCHEDULE III.C: Issuances and sales of securities - In June 2001, the Company issued 16,002 shares of common stock to Travelers Insurance Company upon Travelers Insurance Company's exercise of warrants to purchase common shares. The Company received gross proceeds of $27,523.44 to be used for general operating capital.

SCHEDULE III.F: Contravention - None

SCHEDULE III.I: Litigation - None

SCHEDULE III.J: Events of Default - None

SCHEDULE III.M: Related Party Transactions: None

SCHEDULE III.P: Environmental Matters - None

SCHEDULE III.Q: Collective Bargaining Agreements: None

SCHEDULE III.R: Erisa Matters -  No additional Plans

SCHEDULE III.T: Exceptions to Good Title to Property - None

SCHEDULE III.U: Exceptions to Good Title to Intellectual Property - None

                                       30